Exhibit 99.2

News Release

For Further Information Contact:	Subject:

Jon D. Sorenson	St. Francis Capital Corporation
Chief Financial Officer	Announces Fourth Quarter Fiscal
(262) 787-8700	Year Earnings and Dividend

Release Time: 6:30 a.m. Central Time October 24, 2003

Brookfield, WI — October 24, 2003...... St. Francis Capital Corporation (NASDAQ: STFR) today reported earnings for the three and twelve months ended September 30, 2003 and announced payment of a quarterly dividend to shareholders.

     Net income for the three months ended September 30, 2003 decreased to $5.4 million compared with $5.9 million for the three months ended September 30, 2002. Diluted earnings per share decreased to $0.54 for the three months ended September 30, 2003 compared with $0.60 for the three months ended September 30, 2002. Net income for the twelve months ended September 30, 2003 increased to $24.3 million compared with $21.9 million for the twelve months ended September 30, 2002. Diluted earnings per share increased to $2.45 for the twelve months ended September 30, 2003 compared with $2.25 for the twelve months ended September 30, 2002.

     The Company, with the approval of MAF Bancorp, Inc. (NASDAQ:MAFB), announced a cash dividend in the amount of $0.06 per share payable on November 20, 2003 to shareholders of record as of November 10, 2003. Thomas R. Perz, President and Chief Executive Officer of the Company added “It is expected that the merger of the Company with MAFB will be completed prior to year-end and that Company shareholders will receive a further fourth quarter dividend as shareholders of MAFB.”

     Net interest income decreased $3.1 million to $11.0 million and $8.0 million to $47.7 million for the three and twelve months ended September 30, 2003, respectively, compared to $14.1 million and $55.7 million during the same periods in the prior year. The decrease in net interest income is a result of a decline in the Company’s net interest margin, which decreased to 2.10% and 2.27% for the three and twelve months ended

September 30, 2003, respectively, compared with 2.65% and 2.68% for the same periods in the prior year. The low interest rates generally in effect during the year affected the Company’s net interest margin as the decline in rates was reflected by a reduced yield on earning assets. The cost of liabilities is no longer decreasing as rapidly as the decrease in the yield on earning assets, since deposit rates are at a level where it is difficult to reduce them further. The Company’s interest rate sensitivity as measured by its one-year interest rate gap position has been positive throughout the year, which implies that net interest income would increase in a rising rate environment or decrease if rates were to fall.

     Other operating income increased to $9.0 million and $38.9 million for the three and twelve months ended September 30, 2003, respectively, compared to $7.4 million and $26.4 million for the same periods in the prior year. During the quarter, the Company recognized $1.4 million of income due to the recovery of previous impairment write-downs on originated mortgage servicing rights (OMSR). The impairment write-downs in earlier periods resulted from the requirement that servicing rights be accounted for at the lower of book (i.e. cost) or market value. If an increase in the market value of the OMSR asset occurs, it is recognized in income up to the extent of the original cost basis of the asset. The recovery in the current quarter is primarily due to slightly higher interest rates, which resulted in significantly lowered expectations of prepayment speeds. Lower prepayment speeds extend the period of time for which loan servicing fees are expected to be received on serviced loans, resulting in an increase in the value of OMSR assets. The Company services $870 million in mortgage loans for others, with those servicing rights recorded at $9.0 million, net of valuation allowances, as of September 30, 2003. Gains on the sale of loans decreased to $2.9 million for the three months ended September 30, 2003 compared to $5.2 million for the prior year’s quarter and increased to $19.3 million for the twelve months ended September 30, 2003 compared to $12.8 million in the prior year. The high level of refinancings being experienced nationally and by the Company since last year began to subside during the past quarter. For most of the current fiscal year, however, the level of loan originations was significantly higher than for the prior year. The reduction in the number of refinances in the current quarter was due to the increases in interest rates which began near the start of the quarter.

     Other than the aforementioned OMSR impairment recapture and the gains on the sale of loans, the change in other operating income was due to a variety of factors. Loan servicing and related fees decreased $268,000 to $1.1 million for the three months ended September 30, 2003 and increased $1.6 million to $5.9 million for the twelve months ended September 30, 2003. The changes reflect changes in the Company’s loan origination activity and other changes resulting from generally lower interest rates during the course of the year. Depository fees increased $888,000 to $2.3 million and $2.3 million to $7.9 million for the three and twelve months ended September 30, 2003, respectively. Increases were primarily due to increases in the Company’s checking deposits and related monthly and overdraft fees. Gains or losses on the sale of securities decreased $317,000 to a loss of $61,000 for the three months ended September 30, 2003 and increased $1.3 million to $2.6 million for the twelve months ended September 30, 2003.

     General and administrative expenses increased to $12.6 million and $51.8 million for the three and twelve months ended September 30, 2003, respectively, compared to $12.3 million and $48.1 million for the comparable prior year periods. The increase for the twelve month period is primarily due to increases in the levels of compensation and employee benefits. Total compensation and benefits increased $2.9 million for the twelve months ended September 30, 2003, compared with the prior year. The majority of the change in compensation expense for the twelve months ended September 30, 2003 was due to a $1.8 million increase in compensation for the Company’s mortgage lending division compared with the prior year, resulting primarily from commission and additional salary and benefits related to the increased level of mortgage activity fostered by the low interest rate environment.

     Total assets at September 30, 2003 were $2.19 billion, a decrease of $148 million from September 30, 2002. Including loans held-for-sale, loans receivable declined $97.5 million from September 30, 2002 primarily due to decreases in 1-4 family mortgage loans and commercial loans partially offset by growth in the Company’s consumer loan portfolio. The Company’s 1-4 family mortgage loan portfolio has also been affected by low interest rates as loans have continued to be paid off or refinanced. The commercial loan portfolio has decreased due to a reduction in the Company’s syndicated loan credits. Mortgage-backed securities and investment securities decreased by $19.2 million as the Company continues its ongoing balance sheet restructuring. For the past several years the Company has been reducing its level of mortgage-backed and investment securities. Deposits declined by $65.4 million from September 30, 2002 due to a decrease in brokered deposits of $118.6 million partially offset by an increase in retail deposits of $53.2 million.

     Non-performing assets totaled $4.2 million or 0.19% of total assets at September 30, 2003, a slight increase from $4.1 million or 0.18% of total assets at September 30, 2002. The provision for loan losses was $25,000 and $662,000 for the three and twelve months ended September 30, 2003, respectively, compared to $556,000 and $3.3 million for the same periods in the prior year. Net charge-offs were $90,000 and $767,000 for the three and twelve months ended September 30, 2003, compared to net charge-offs of $249,000 and $763,000 for the same periods during the prior year. The provision for loan losses is affected by a number of factors including amount and condition of non-performing and classified assets, the level of historical net charge-offs, the current size and loan mix of the loan portfolio, management’s view of a variety of external factors such as the state of the economy, and other factors that may be unique to specific credits.

     The Company and MAFB have now received all regulatory approvals necessary for completion of their previously announced merger. If the merger is approved by the Company’s shareholders at a special meeting scheduled to be held November 26, 2003 and by MAFB’s shareholders at a special meeting to be held November 25, 2003, it is anticipated the merger will be consummated shortly thereafter.

     St. Francis Capital Corporation, with $2.19 billion in assets, is the holding company for St. Francis Bank, F.S.B. The Bank operates 23 full-service offices and three loan offices in Milwaukee, Waukesha, Washington, Ozaukee and Walworth counties and a mortgage-banking subsidiary based in Illinois.

     Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability as established by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include words and phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “intends to” or similar expressions. Similarly, statements that describe the Company’s future plans, objectives or goals are also forward-looking statements. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date of this press release, and to advise readers that various factors could affect the Company’s financial performance and could cause actual results for future periods to differ materially from those anticipated or projected. Such factors include, but are not limited to: (i) general market interest rates, (ii) general economic conditions, (iii) legislative/regulatory changes, (iv) monetary and fiscal policies of the U.S. Treasury and Federal Reserve, (v) changes in the quality or composition of the Company’s loan and investment portfolios, (vi) demand for loan products, (vii) deposit flow, (viii) competition, (ix) demand for financial services in the Company’s markets, and (x) changes in accounting principles, policies or guidelines.

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St. Francis Capital Corporation and Subsidiary
Financial Highlights (Dollars in thousands, except per share data) (unaudited)

OPERATING DATA:	Three months ended		Twelve months ended
	September 30,	September 30,	September 30,	September 30,
	2003	2002	2003	2002

Interest Income:
Loans	$18,338	$21,574	77,983	87,901
Mortgage-backed and related securities	3,626	6,880	18,301	29,955
Other	2,263	1,368	7,214	5,289

Total interest income	24,227	29,822	103,498	123,145
Interest Expense:
Deposits	5,891	7,822	25,911	36,287
Advances and other borrowings	7,289	7,943	29,869	31,132

Total interest expense	13,180	15,765	55,780	67,419

Net interest income before provision for loan losses	11,047	14,057	47,718	55,726
Provision for loan losses	25	556	662	3,289

Net interest income after provision for loan losses	11,022	13,501	47,056	52,437

Other Operating Income:
Loan servicing and loan related fee income	1,057	1,325	5,922	4,282
Mortgage servicing recovery (impairment)	1,380	(2,200)	(2,475)	(3,100)
Depository fees and service charges	2,319	1,431	7,867	5,586
Securities gains (losses)	(61)	256	2,584	1,312
Gain on sales of loans	2,881	5,201	19,315	12,751
Insurance, annuity and brokerage commissions	356	348	1,549	1,556
Income from real estate held for investment	935	859	3,649	3,190
Other income	92	148	462	819

Total other operating income	8,959	7,368	38,873	26,396

General and Administrative Expenses:
Compensation and employee benefits	7,277	7,127	30,241	27,349
Office building	1,242	1,249	5,085	4,907
Furniture and equipment	1,019	948	4,125	3,874
Data processing	252	428	985	1,735
Telephone & postage	425	285	1,789	1,548
Real estate held for investment	1,007	865	3,891	3,120
Other general and administrative expenses	1,370	1,370	5,724	5,561

Total general and administrative expenses	12,592	12,272	51,840	48,094

Income before income tax expense	7,389	8,597	34,089	30,739
Income tax expense	2,000	2,710	9,809	8,867

Net income	5,389	5,887	24,280	21,872

Basic earnings per share	$0.57	$0.63	$2.58	$2.36
Diluted earnings per share	$0.54	$0.60	$2.45	$2.25

Return on average equity	11.02%	13.15%	12.89%	12.84%
Return on average assets	0.97%	1.04%	1.09%	0.99%
Net interest margin	2.10%	2.65%	2.27%	2.68%
Net interest spread	1.85%	2.42%	2.03%	2.45%
Other operating income to average assets	1.60%	1.31%	1.74%	1.20%
G&A expenses to average assets	2.26%	2.18%	2.32%	2.18%
Efficiency ratio	62.75%	57.97%	61.71%	59.51%
Efficiency ratio (adjusted for affordable housing)	59.42%	54.93%	58.52%	56.64%
Effective tax rate	27.07%	31.52%	28.77%	28.85%
Average shares outstanding — Basic	9,474,342	9,348,097	9,412,012	9,262,052
Average shares outstanding — Diluted	10,067,476	9,796,911	9,913,479	9,727,091

St. Francis Capital Corporation and Subsidiary
Financial Highlights (Dollars in thousands, except per share data) (unaudited)

FINANCIAL CONDITION:	September 30,	September 30,
	2003	2002

Cash and cash equivalents	$40,474	$45,835
Debt and equity securities available for sale	72,956	16,596
Mortgage-backed and related securities available for sale	569,140	618,580
Loans held for sale	19,634	65,006
Mortgage-backed and related securities	64,150	90,246
Loans receivable, net	1,205,327	1,257,466
Federal Home Loan Bank stock	112,727	90,784
Real estate held for investment	31,327	32,803
Foreclosed properties	1,102	1,908
Goodwill	12,891	12,891
Other assets	61,020	107,002

Total Assets	$2,190,748	$2,339,117

Deposits	$1,351,543	$1,416,979
Advances and other borrowings	623,769	642,063
Other liabilities	21,392	100,994

Total Liabilities	1,996,704	2,160,036

Shareholders’ equity	194,044	179,081

Total Liabilities and Shareholders’ Equity	$2,190,748	$2,339,117

Shareholders’ equity to total assets	8.86%	7.66%
Book value per share (fully diluted)	$19.31	$18.31
Ending shares outstanding	9,477,226	9,350,873

AVERAGE BALANCE SHEET INFORMATION:	Three months ended		Twelve months ended
	September 30,		September 30,
	2003	2002	2003	2002

Average total assets	$2,214,826	$2,235,911	$2,233,501	$2,205,728
Average loans	1,287,351	1,316,816	1,306,896	1,290,215
Average earning assets	2,090,311	2,106,057	2,106,538	2,078,991
Average interest-bearing liabilities	1,900,827	1,953,873	1,933,431	1,938,498
Average shareholders’ equity	194,006	177,629	188,303	170,363

ASSET QUALITY INFORMATION:	September 30,	September 30,
	2003	2002

Non-performing loans	$3,118	$2,209
Foreclosed properties	1,102	1,908

Non-performing assets	$4,220	$4,117

Performing troubled debt restructurings	$947	$2,440
Allowance for loan losses	$14,107	$14,212
Non-performing loans to gross loans	0.24%	0.16%
Non-performing assets to total assets	0.19%	0.18%
Allowance for loan losses to gross loans	1.09%	1.03%
Allowance for loan losses to non-performing loans	452.44%	643.37%